ALLERGY IMMUNO TECHNOLOGIES, INC.

                                    CONTENTS

-------------------------------------------------------------------------------

            REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS,
            BDO SEIDMAN, LLP                                         FS-2

            INDEPENDENT AUDITORS' REPORT, CORBIN & WERTZ             FS-3

            FINANCIAL STATEMENTS

               Balance Sheet as of May 31, 1999                      FS-4

               Statements of Operations                              FS-5

               Statements of Shareholders' Deficit                   FS-6

               Statements of Cash Flows                              FS-7

               Notes to Financial Statements                 FS-8 - FS-20

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
Allergy Immuno Technologies, Inc.


We have audited the accompanying balance sheet of Allergy Immuno Technologies, Inc. (the "Company") as of May 31, 1999, and the related statements of operations, shareholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Allergy Immuno Technologies, Inc. as of May 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.





                                                BDO SEIDMAN, LLP




Costa Mesa, California
July 29, 1999
                                     FS-2

INDEPENDENT AUDITORS' REPORT


The Board of Directors
Allergy Immuno Technologies, Inc.

We have audited the accompanying statements of operations, shareholders' deficit and cash flows for the year ended May 31, 1998 of Allergy Immuno Technologies, Inc. (the "Company"). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Allergy Immuno Technologies, Inc. for the year ended May 31, 1998, in conformity with generally accepted accounting principles.




                                          CORBIN & WERTZ




Irvine, California
June 29, 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 May 31,                                                              1999
-------------------------------------------------------------------------------
ASSETS

CURRENT ASSETS
  Cash                                                        $      2,202
  Accounts receivable, less allowance for doubtful accounts
   of $11,185                                                       13,550
  Inventory                                                          6,456
  Other receivable _ consulting                                    100,000
  Prepaid and other current assets                                   3,279
-------------------------------------------------------------------------------

Total current assets                                               125,487



FIXED ASSETS, net of accumulated depreciation of $43,940                -


LAND HELD FOR INVESTMENT                                            46,000


PATENTS, net of accumulated amortization of $4,706                  12,564
-------------------------------------------------------------------------------

                                                              $    184,051
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                               ALLERGY IMMUNO TECHNOLOGIES, INC.

                                                                   BALANCE SHEET


 May 31,                                                              1999
--------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES
  Accounts payable and accrued expenses                       $      7,719
  Due to affiliate                                                 208,008
--------------------------------------------------------------------------------
                                                                   215,727



SHAREHOLDERS' DEFICIT

  Preferred stock, par value $1.00 per share; 100,000 shares
     authorized; no shares issued and outstanding                       -
  Common stock, par value $.001 per share; 50,000,000
     shares authorized; 17,170,390 shares issued and
     outstanding at May 31, 1999                                    17,170
  Additional paid in capital                                     1,777,388
  Accumulated deficit                                           (1,826,234)
--------------------------------------------------------------------------------


Total shareholders' deficit                                        (31,676)
--------------------------------------------------------------------------------

                                                              $    184,051
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 See accompanying notes to financial statements.

                                               ALLERGY IMMUNO TECHNOLOGIES, INC.

                                                        STATEMENTS OF OPERATIONS

Years Ended May 31,                                            1999                1998
-------------------------------------------------------------------------------------------


NET SALES                                               $    70,351       $      99,071

Cost of sales                                                89,131             106,051
-------------------------------------------------------------------------------------------

GROSS LOSS                                                  (18,780)             (6,980)
-------------------------------------------------------------------------------------------

OPERATING EXPENSES
   General and administrative                                64,679             125,708
   Research and development                                     300                  39
-------------------------------------------------------------------------------------------


Total operating expenses                                     64,979             125,747
-------------------------------------------------------------------------------------------

OPERATING LOSS                                              (83,759)           (132,727)

OTHER INCOME, NET                                           102,323                 493
-------------------------------------------------------------------------------------------

INCOME (LOSS) BEFORE INCOME TAXES                            18,564            (132,234)

Income tax expense                                              800                 800
-------------------------------------------------------------------------------------------

NET INCOME (LOSS)                                       $    17,764       $    (133,034)
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

Per share data (basic and diluted):

NET INCOME (LOSS)                                       $       .00       $        (.01)
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

Weighted average number of common shares outstanding     17,170,390          15,389,080
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------


                                             See accompanying notes to financial statements.

                                                             ALLERGY IMMUNO TECHNOLOGIES, INC.

                                                           STATEMENTS OF SHAREHOLDERS' DEFICIT
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

                               Common Stock          COMMON STOCK SUBSCRIBED    Additional                             Total
                           ------------------------- ------------------------      Paid-in    Accumulated      Shareholders'
                           Shares           Amount   Shares           Amount       Capital        Deficit            Deficit
---------------------------------------------------------------------------------------------------------------------------------
Balances at June 1, 1997   15,218,961  $    15,219             -  $        -   $ 1,642,739   $ (1,710,964)     $    (53,006)

Issuance of stock for
services                       35,000           35             -           -         2,415              -             2,450

Common stock subscribed
in exchange for debt                -            -     1,916,429       1,916       132,234              -           134,150

Net loss                            -            -             -           -             -       (133,034)         (133,034)
---------------------------------------------------------------------------------------------------------------------------------
Balances at May 31, 1998   15,253,961       15,254     1,916,429       1,916     1,777,388     (1,843,998)          (49,440)

Issuance of common stock
in exchange for common
stock subscribed            1,916,429        1,916    (1,916,429)     (1,916)            -              -                 -

Net income                          -            -             -           -             -         17,764            17,764
---------------------------------------------------------------------------------------------------------------------------------

Balances at May 31, 1999   17,170,390  $    17,170             -  $        -   $ 1,777,388   $ (1,826,234)     $    (31,676)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

                                                           See accompanying notes to financial statements.

                                                     ALLERGY IMMUNO TECHNOLOGIES, INC.

                                                              STATEMENTS OF CASH FLOWS

-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------


 For the Years Ended May 31,                                     1999              1998
-------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                                       $    17,764     $    (133,034)
  Adjustments to reconcile net income (loss) to net cash
     used in operating activities:
     Depreciation and amortization                              2,596             1,609
     Stock issued for services                                      -             2,450
     Provision for allowance for doubtful accounts               (297)           (8,351)
     Changes in operating assets and liabilities:
       Accounts receivable                                     11,289             5,128
       Inventory                                                  555             1,596
       Other receivable _ consulting                         (100,000)                -
       Prepaid and other current assets                           927             1,595
       Accounts payable and accrued expenses                    2,138            (9,759)
-------------------------------------------------------------------------------------------

Net cash used in operating activities                         (65,763)         (138,766)
-------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of property                                            -              (535)
   Increase in patents                                              -            (3,461)
-------------------------------------------------------------------------------------------

Net cash used in investing activities                               -            (3,996)
-------------------------------------------------------------------------------------------

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES
   Advances from affiliate                                     64,403           142,939
-------------------------------------------------------------------------------------------

Net change in cash                                             (1,360)              177

Cash at beginning of year                                       3,562             3,385
-------------------------------------------------------------------------------------------

Cash at end of year                                       $     2,202     $       3,562
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   CASH PAID DURING THE YEAR FOR:

       Interest                                           $         -     $           -
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

       Income taxes                                       $       800     $         800
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

                                          See accompanying notes to financial statements.

                                               ALLERGY IMMUNO TECHNOLOGIES, INC.

                                                   NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

1.  SUMMARY OF    ORGANIZATION
    SIGNIFICANT
    ACCOUNTING    Allergy Immuno Technologies, Inc. (the "Company") provides
    POLICIES      specialized diagnostic testing services to physicians and
                  clinics located throughout the United States. The Company is a majority-owned subsidiary of Biomerica and has historically received support for operations and management from Biomerica. Biomerica has agreed to provided continued financial and management support, if necessary, through the end of the Company's 2000 fiscal year.

                  ACCOUNTS RECEIVABLE

                  Accounts receivable consists of fees due the Company for testing provided to various physicians, clinics and unrelated companies. The Company extends credit to its customers and generally performs ongoing credit evaluations of such customers. The Company does not require collateral to secure its accounts receivable. The Company maintains reserves for potential credit losses based on the Company's historical experience related to credit losses.

                  INVENTORY

                  Inventory, comprised principally of various chemicals and testing kits, is stated at the lower of cost (first-in, first-out method) or market. Market is determined by comparison with recent purchases or net realizable value.

                  FIXED ASSETS

                  Fixed assets, which are primarily comprised of furniture and fixtures, are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, which are generally from three to five years. Depreciation expense included in the accompanying statements of operations totaled $1,636 and $663 for the years ended May 31, 1999 and 1998, respectively. Expenditures for additions and major improvements are capitalized. Repairs and maintenance costs are charged to operations as incurred.

                                               ALLERGY IMMUNO TECHNOLOGIES, INC.

                                                   NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

1.  SUMMARY OF    PATENTS
    SIGNIFICANT
    ACCOUNTING    The Company holds certain patents which are amortized on a
    POLICIES      straight-line basis over 17 years.  Amortization expense
    (CONTINUED)   included in the accompanying statements of operations
                  amounted to $960 and $946 for the years ended May 31, 1999 and 1998, respectively.

                  REVENUE RECOGNITION

                  Revenue is recognized upon completion of the diagnostic testing services.

                  ADVERTISING COSTS

                  The Company reports the costs of all advertising as expense in the period in which those costs are incurred. Advertising costs were $779 and $63 for the years ended May 31, 1999 and 1998, respectively.

                  INCOME TAXES

                  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under the asset and liability method of Statement No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

                                               ALLERGY IMMUNO TECHNOLOGIES, INC.

                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

1.  SUMMARY OF    ACCOUNTING ESTIMATES
    SIGNIFICANT
    ACCOUNTING    The preparation of financial statements in conformity with
    POLICIES      generally accepted accounting principles requires management
    (CONTINUED)   to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could materially differ from those estimates.

                  STOCK-BASED COMPENSATION

                  During 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation", which defines a fair value based method of accounting for stock-based compensation. However, SFAS 123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees". Entities electing to remain with the accounting method of APB 25 must make pro forma disclosures of net income and earnings per share, as if the fair value method of accounting defined in SFAS 123 had been applied. The Company has elected to account for its stock-based compensation to employees under APB 25.

                  FAIR VALUE OF FINANCIAL INSTRUMENTS

                  The Company has financial instruments whereby the fair market value of the financial instruments could be different than that recorded on a historical basis on the accompanying balance sheets. The Company's financial instruments consist of cash, accounts receivable and accounts payable. The carrying amounts of the Company's financial instruments approximate their fair values at May 31,1999.

                                               ALLERGY IMMUNO TECHNOLOGIES, INC.

                                                   NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

1.  SUMMARY OF    ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS
    SIGNIFICANT
    ACCOUNTING    The Company follows the guidance under Statement of Financial
    POLICIES      Accounting Standards 121, "Accounting for the Impairment of
    (CONTINUED)   Long-Lived Assets and for Long-Lived Assets to be Disposed
                  Of", ("SFAS 121"). SFAS 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. Management has determined that there is no impairment of long-lived assets as of May 31, 1999.

                  CONCENTRATION OF CREDIT RISK


                  The Company provides credit in the normal course of business to customers throughout the United States and foreign markets. The Company performs ongoing credit evaluations of its customers. The Company does not obtain collateral with which to secure its accounts receivable. The Company maintains reserves for potential credit losses based upon the Company's historical experience related to credit losses.

                  During the year ended May 31, 1999, the Company had two major customers which accounted for approximately 29% and 11% of net sales. During the year ended May 31, 1998, the Company had two major customers which accounted for approximately 33% and 20% of net sales, respectively.

                  At May 31, 1999, the Company was owed $6,160 or 45%, $4,235 or 31% and $3,003 or 22% of net accounts receivable from three customers, respectively.

                  EARNINGS (LOSS) PER SHARE

                  Earnings (loss) per share is computed using the weighted average number of common shares and common equivalent shares, if any, outstanding during each year.

                                               ALLERGY IMMUNO TECHNOLOGIES, INC.

                                                   NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

1.  SUMMARY OF    The Financial Accounting Standards Board has issued Statement
    SIGNIFICANT   of Financial Accounting Standards No. 128, "Earnings Per
    ACCOUNTING    Share"("SFAS 128").  SFAS 128 is primarily a disclosure
    POLICIES      standard which requires public companies to present basic
    (CONTINUED)   earnings per share (EPS) and, if applicable, diluted earnings per share, instead of primary and fully diluted earnings per share. Basic EPS is computed by dividing net income for the year by the weighted average number of shares of common stock outstanding during the year. Diluted EPS is computed by dividing net income for the year by the weighted average number of shares of common stock and common stock equivalents outstanding during the year.

                  The following table illustrates the required disclosure of the reconciliation of the numerators and denominators of the basic and diluted EPS computations.

                                             For the Year Ended May 31, 1999
                                          ------------------------------------------
                                             Loss           Shares       Per Share
                                          (Numerator)    (Denominator)   Amount
                  -----------------------------------------------------------------

                  BASIC EPS -

                  Income available to
                   common
                   shareholders           $   17,764     17,170,390     $       .00
                  -----------------------------------------------------------------
                  -----------------------------------------------------------------
                  EFFECT OF DILUTIVE
                   SECURITIES -

                   Options                         -              -
                  -----------------------------------------------------------------

                  DILUTED EPS -

                   Income available
                    to common
                    shareholders plus
                    assumed
                    conversions           $   17,764     17,170,390     $       .00
                  -----------------------------------------------------------------
                  -----------------------------------------------------------------

2.  SUMMARY OF
    SIGNIFICANT                                For the Year Ended May 31, 1998
    ACCOUNTING                            ------------------------------------------
    POLICIES                               Income          Shares        Per Share
    (CONTINUED)                           (Numerator)    (Denominator)   Amount
                  ------------------------------------------------------------------
                  BASIC EPS -

                  Loss available to
                   common
                   shareholders          $   (133,034)   15,389,080     $     (.01)
                  -----------------------------------------------------------------
                  -----------------------------------------------------------------

                  EFFECT OF DILUTIVE
                   SECURITIES -

                   Options                      -                 -
                  -----------------------------------------------------------------

                  DILUTED EPS -

                   Loss available to
                    common
                    shareholders plus
                    assumed
                    conversions             $  (133,034)  15,389,080    $     (.01)
                  -----------------------------------------------------------------
                  -----------------------------------------------------------------

                  LIMITATIONS ON DIVIDENDS

                  Pursuant to state laws, the Company is currently restricted, and may be restricted for the foreseeable future, from making dividends to its stockholders as a result of its accumulated deficit as of May 31, 1999.

                                               ALLERGY IMMUNO TECHNOLOGIES, INC.

                                                   NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

1.  SUMMARY OF    HAZARDOUS MATERIALS
    SIGNIFICANT
    ACCOUNTING    The Company's research and development involves the
    POLICIES      controlled use of hazardous materials and chemicals.
    (CONTINUED)   Although the Company believes that safety procedures for
                  handling and disposing of such materials comply with the standards prescribed by state and Federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. The Company may incur substantial costs to comply with environmental regulations.

                  NEW ACCOUNTING PRONOUNCEMENTS

                  In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 requires that an enterprise report, by major components and as a single total, the change in its net assets during the period from nonowner sources. The Company has no elements of other comprehensive income.

2.  LAND HELD     Land held for investment consists of a parcel of land located
    FOR           state of Utah, and is stated at the lower of cost or market.
    INVESTMENT

3.  SHAREHOLDERS' The Company's authorized equity capitalization consists of
    EQUITY 50,000,000 shares of voting Common Stock, par value $.001 and 100,000 shares of preferred stock, par value $1.00 per share. As of May 31, 1999, there were 17,170,390 shares of Common Stock issued and outstanding.

                  Holders of common stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. There have been no dividends declared and management does not anticipate any dividends in the near future due to lack of funds and legal restrictions. Dividends on any outstanding shares of preferred stock may be required to be paid in full before payment of any dividends on the Common Stock. Upon liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in assets available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of any Preferred Stock then outstanding.

                                               ALLERGY IMMUNO TECHNOLOGIES, INC.

                                                   NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

3.  SHAREHOLDERS' Holders of common stock are entitled to one vote per share
    EQUITY        with respect to all matters submitted to a vote of
    (CONTINUED)   shareholders and do not have cumulative voting rights.
                  Accordingly, holders of a majority of the common stock entitled to vote in any election of directors may elect all of the directors standing for election, subject to the voting rights (if any) of any preferred stock that may be outstanding. The Company's Articles of Incorporation and
                  Bylaws contain no restrictions on the repurchase by the Company of shares of the common stock or preferred stock.
                  All the outstanding shares of common stock are, and additional shares of common stock will be, when issued, validly issued, fully paid, and nonassessable.

                  The Company is authorized to issue up to 100,000 shares of Preferred Stock, par value $1.00 per share, the rights, preference and privileges of which may be determined from time to time by the Board of Directors. The Board if Directors is authorized to designate with respect to each series of Preferred Stock the number of shares in each such series, the dividend rates and dates of payment, voluntary and involuntary liquidation preferences, redemption prices, if any, whether or not dividends shall be cumulative and, if cumulative, the date or dates from which the same shall be cumulative, the sinking fund provisions, if any, and the terms and conditions on which shares can be converted into or exchanged for shares of another class or series, and the voting rights, if any. As of the date hereof, there were no shares of Preferred Stock issued and outstanding. Any Preferred Stock issued will rank prior to the Common Stock as to dividends and as to distributions in the event of liquidation, dissolution or winding up of the Company. The ability of the Board of Directors to issue Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting powers of holders of Common Stock. The Preferred Stock will, when issued, be fully paid and assessable.

                                               ALLERGY IMMUNO TECHNOLOGIES, INC.

                                                   NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

3.  SHAREHOLDERS' STOCK ISSUANCES
    EQUITY
    (CONTINUED)   During fiscal 1998, the Company issued 35,000 shares of common stock for services.  The services were valued at $2,450.

                  During fiscal 1998, 1,916,429 shares of the Company's previously unissued common stock were issued to Biomerica, Inc., the Company's parent, as partial repayment of amounts loaned to the Company (see Note 5). Such shares were issued during fiscal 1999.

                  STOCK OPTIONS

                  During fiscal 1998, the Company granted options to purchase 1,135,000 shares of common stock to various employees and directors, including an option to purchase 250,000 shares granted to Biomerica, Inc., the parent company. The exercise price will be the fair value of the Company's common stock on the date (the "Pricing Date") of a successful completion of $3,000,000 in capital being raised or upon the merger with another company or acquisition of another company with greater than $6,000,000 in assets. The options will vest 50% per year and expire over five years beginning on the Pricing Date.

                                               ALLERGY IMMUNO TECHNOLOGIES, INC.

                                                   NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

4.  INCOME        The tax effect of temporary differences that give rise to
    TAXES         significant portions of the deferred tax assets at May 31,
                  1999 are presented below:

                  May 31,                                    1999
                  --------------------------------------------------------------

                  Deferred tax assets:
                   Accounts receivable, principally
                     due to allowances for doubtful
                     accounts                                  $      4,455
                   State net operating loss
                     carryforwards                                   19,643
                   Federal net operating loss
                     carryforwards                                  584,471
                   Research and development tax
                     credit carryforwards                            29,395
                  --------------------------------------------------------------

                  Total gross deferred tax assets                   637,964

                  Less valuation allowance                         (637,964)
                  --------------------------------------------------------------

                  Net deferred tax asset                       $          -
                  --------------------------------------------------------------
                  --------------------------------------------------------------


                  Income tax expense attributable to loss from operations for the years ended May 31, 1999 and 1998 consists of the following current provisions:

                  May 31,                                1999           1998
                  --------------------------------------------------------------

                  U.S. Federal                      $       -    $         -
                  State and local                         800            800

                                                    $     800    $       800
                  --------------------------------------------------------------
                  --------------------------------------------------------------

                                               ALLERGY IMMUNO TECHNOLOGIES, INC.

                                                   NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


4.  INCOME TAXES  Income tax expense attributable to income from operations was
    (CONTINUED)   $800 for each of the years ended May 31, 1999 and 1998, and differs from the amounts computed by applying the U.S. Federal income tax rate of 34 percent to pretax income from operations as a result of the following:

                  May 31,                                1999            1998
                  --------------------------------------------------------------

                  Computed "expected" tax benefit   $   6,312    $    (44,960)

                  Increase (reduction) in income
                  taxes resulting from:
                    Change in the beginning-of-
                     the-year balance of the
                     valuation allowance for
                     deferred tax assets allocated
                     to income tax expense             (6,312)         44,960

                    State and local income taxes          800             800
                  --------------------------------------------------------------

                                                    $     800     $       800
                  --------------------------------------------------------------
                  --------------------------------------------------------------

                  As of May 31, 1999, the Company has available Federal and state net operating loss carryforwards for tax purposes of approximately $1,719,000 and $337,000, respectively, and research and development tax credit carryforwards of approximately $29,000. The aforementioned carryforwards expire in various years throughout 2011.

                  The Tax Reform Act of 1986 includes provisions which limit the Federal net operating loss carryforwards available for use in any given year if certain events, including a significant change in stock ownership, occur.

                                               ALLERGY IMMUNO TECHNOLOGIES, INC.

                                                   NOTES TO FINANCIAL STATEMENTS

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5.  RELATED       Biomerica, Inc. paid expenses on behalf of the Company of
    PARTY         $64,403 and $142,939 during fiscal 1999 and 1998,
    TRANSACTIONS  respectively.  Of this, $16,200 represents charges of
                  $1,350 per month for accounting and administrative services rendered by Biomerica for the Company in each fiscal year.
                  The remaining amounts in each year represents advances of funds to the Company for payment of the Company's own expenses. The due to affiliate at May 31, 1999 and 1998 represents the related unpaid amounts due to Biomerica.
                  The advances are non-interest bearing and have no stated due date. Biomerica does not intend to require repayment of such advances in fiscal 2000.

                  Management believes that the charges by Biomerica for its monthly services are reasonable and fair and that this cost would be the same for the Company if the Company were unaffiliated with Biomerica. The breakdown of the $1,350 monthly charge is $600 for accounting services, $500 for executive and administrative services, $200 for office expense and $50 for telephone expenses. If extraordinary services are performed in a month, additional charges are incurred. The Company does not have a written contract for services with Biomerica, but engages Biomerica on an as needed basis.

                  The average outstanding balance during 1999 and 1998 was $212,186 and $172,356, respectively. The amount outstanding at May 31, 1999 is comprised of $142,343 for services and cash advances and $65,665 for products purchased from Biomerica.

                  During fiscal 1998, the Company issued 1,916,429 shares of its common stock to Biomerica, Inc. as partial repayment of amounts due. The shares were valued at $0.07 per common share or $134,150 (see Note 3).

                  The Company facilities are leased on a month-to-month basis at $1,400 per month and are owned 50% by a shareholder's estate. Rent expense was $16,800 for each of the years ended May 31, 1999 and 1998.

                                               ALLERGY IMMUNO TECHNOLOGIES, INC.

                                                   NOTES TO FINANCIAL STATEMENTS

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6.  RETIREMENT    Effective September 1, 1986, the Company established a 401(k)
    SAVINGS PLAN  Plan for the benefit of its employees.  The plan permits eligible employees to contribute to the plan up to the maximum percentage of total annual compensation allowable under the limits of Internal Revenue Code Sections 415, 401(k) and 404. The Company, at the discretion of its Board of Directors, may make contributions to the plan in amounts determined by the Board each year. No contributions by the Company have been made since the Plan's inception.

7.  OTHER         During the year ended May 31, 1999, the Company performed
    INCOME        consulting services for an unrelated entity.  The Company
                  received $100,000 in cash in June of 1999 and an option to acquire 10,000 units of an unrelated entity. The $100,000 has been recorded as an other receivable and other income in the accompanying financial statements.